Exhibit 99.B9(d)

                 Organizational Expense Reimbursement Agreement
                        for the Short-Intermediate Fund

                             ORGANIZATIONAL EXPENSE
                             REIMBURSEMENT AGREEMENT

         This Agreement is made as of this 31st day of July, 1991, by and between Thomson Fund Group (the "Trust") on behalf of its Thomson
Short-Intermediate Government Fund (the "Fund") and Thomson Advisory Group L.P. (the "Manager").

         WHEREAS, the Trust is registered as an open-end diversified management series investment company under the Investment Company Act of 1940 and is in the process of organizing the Fund;

         WHEREAS, there have been and will be certain organizational expenses incurred as a part of such registration and organization, which are properly expenses of the Trust, that have been and will in the future be paid by the Manager by reason of the fact that the Fund is not and will not be capitalized when such expenses otherwise become due and payable;

         WHEREAS, such organizational expenses include expenses necessary to organize and establish the Fund and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel's fees, and independent public accountant fees (such expenses are hereinafter referred to as "Organizational Expenses");

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. Upon the issuance and sale of shares of the Fund to the public, the Trust shall reimburse and pay to the Manager up to $50,000 of the amount expended by the Manager for Organization Expenses for the Fund.

2. Such reimbursement shall be paid by the Trust, out of the assets of the Fund, to the Manager upon demand, without interest, and in no event later than five years from the commencement of operations of the Fund. Upon demand for payment, the Manager shall present copies of invoices or receipts, and copies of canceled checks or other evidence of payment by the Manager of the Organizational Expenses for which it is demanding reimbursement.

3. In connection with the sale to the Manager by the Trust of shares of beneficial interest of the Fund on or prior to the date on which a Prospectus describing the Fund is filed under Rule 497 of the 1933 Act, as amended, with the Securities and Exchange Commission (the "SEC"), the Manager agrees, pursuant to the requirements of the staff of the SEC, that if such shares are redeemed during the first five years of the Fund's operation by any holder thereof, the proceeds will be reduced by the Fund's then-unamortized Organization Expenses.



            THOMSON FUND GROUP

            By:   Robert A. Prindiville
                  President


            THOMSON ADVISORY GROUP L.P.
            General Partner


            By:   Robert A. Prindiville
                  President